Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1A of HSBC Funds of our report dated December 20, 2018, relating to the financial statements and financial highlights, which appears in the HSBC U.S. Government Money Market Fund, HSBC U.S. Treasury Money Market Fund, HSBC Opportunity Fund, HSBC Frontier Markets Fund and HSBC Asia ex-Japan Smaller Companies Equity Fund’s Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Financial Statements”, "Independent Registered Public Accounting Firm" and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2019